Exhibit 10.10

                               September 23, 1997

Mr. Brendan Keating
Two Garden Place
Chatham, New Jersey 07928

Dear Mr. Keating:

     This letter confirms our previous conversations regarding the employment opportunity available to you with Vestcom International, Inc. ("Vestcom" or the "Company") and sets forth the terms and conditions of that employment. This offer shall remain open to you until 4:00 p.m. on Friday, September 26, 1997.

     Vestcom hereby offers you full-time employment as Chief Operating Officer commencing on or about October 13, 1997 with a monthly salary of $16,667 (which would be equivalent to $200,000 on an annualized basis). You will also be entitled to a guaranteed bonus of 35-50% of your annual salary each year based on your performance and Vestcom's performance (or perhaps more if both your performance and that of the Company is outstanding). During the period of your employment, you shall devote your entire working time for or at the direction of Vestcom or its affiliates, use your best efforts to complete all assignments, and adhere to Vestcom's procedures and policies, including its Policies and Standards of Business Conduct. You will report to Joel Cartun, the President and Chief Executive Officer.

     The term of this Agreement and your employment shall be two (2) years, unless earlier terminated for "cause", with such renewals or extensions as may be agreed upon in writing from time to time by you and the Company. In the event that the Company decides not to continue your employment at the end of the two year term or at any time thereafter, it shall give you at least four (4) months written notice prior to the termination date.

     You are entitled to all of the compensation and benefits described herein for the term of this Agreement unless you are terminated for "cause" or you voluntarily resign your employment. For purposes of this letter, "cause" means
(1) commission of any crime that constitutes a felony, or any offense involving moral turpitude or (2) engaging in conduct that is materially injurious to the Company. In the event that you are terminated for cause or you voluntarily resign your employment prior to the end of the two year term of this Agreement, you shall be entitled only to those benefits you have accrued up to and through your last day of employment.

     In the event that the Company believes that there are grounds for termination for cause, the Company shall (1) give you reasonable time to cure such conduct (if such conduct is reasonably capable of being cured) and (2) provide you with notice and an opportunity to challenge the alleged grounds for termination for cause (provided however that you may be suspended with pay pending such challenge).

     During the period of your employment with Vestcom, you initially will be entitled to receive twenty (20) vacation days per year and all of the other customary employee benefits of Comvestrix, including comprehensive contributory medical insurance for you and your family (including health, dental and prescription) and a car allowance ($850 per month less $100 for personal use, plus $0.12 per documented business mile). As the Compensation Committee and the Board develop an executive compensation plan for Vestcom, which we estimate will become finalized in the first half of 1998, you will be eligible to receive all of Vestcom's then executive employee benefits, subject to plan eligibility requirements, including term life insurance, disability insurance (subject to possible payment by executives if deemed desirable for tax purposes), and, if deemed reasonable and appropriate following an industry review, supplemental retirement benefits.

     You will receive a stock option pursuant to the Company's employee stock option plan for 100,000 options at the market price on your first day of employment. The option will vest equally (i.e. 25% per year) over a four-year period in accordance with the standard conditions of the Company's employee stock option plan.

     You represent and warrant to the Company that you are not subject to any covenant against competition or any other restriction on your ability to become an employee of Vestcom and to perform the services required hereunder, and that your employment with Vestcom will not breach, or require the breach of, any obligation to any other party. You also represent that you will not take any records or other property belonging to your prior employer nor disclose to Vestcom any confidential information you may possess concerning your former employer or its business to Vestcom, or take any other actions prohibited under your confidentiality and ethical conduct agreement with Bowne, your former employer, and you acknowledge that Vestcom has not asked you to do so. The Company acknowledges that you have made it aware that you are a party to an agreement with respect to confidentiality and ethical conduct with Bowne (although you have not delivered a copy of that agreement to the Company as such delivery may be prohibited by the agreement). If notwithstanding the foregoing representations and warranties, Bowne should commence litigation seeking to prevent your employment with the Company or your performance under this Agreement, then the Company shall defend your right to work for the Company in such litigation, including payment of any necessary attorney's fees.

     This offer of employment with Vestcom has received prior verbal approval from Vestcom's Board of Directors (the "Board"), but is subject to receipt of satisfactory reference checks from business references to be supplied by you and your agreeing to the confidentiality and non-compete provisions set forth below.

     Confidentiality. (a) You recognize and acknowledge that certain information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates or predecessors or successors (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available or which has otherwise entered the public domain through no fault of your own, is confidential and proprietary information and is a unique and valuable asset of the Business. Such "Confidential Information" consists of the existence of Vestcom's acquisition plans and/or the terms thereof, the identity of the customers of the Business and/or their requirements, any information contained in documents provided by customers to the Business, software, research and technical data, equipment and process designs, operating instructions, pricing or purchasing formulae or methodology, employee lists and salary information, marketing and cost surveys and marketing data, copyrights, patents and technical developments, financial information concerning the Company or its subsidiaries and any other information designated by the Business from time to time as confidential or proprietary. You agree that you will not, while employed at Vestcom and for three (3) years thereafter, divulge to any person, firm, association, corporation, or governmental agency, any Confidential Information (except such Confidential Information as is required by law to be divulged to a government agency or pursuant to subpoena or similar lawful process), or make use of any Confidential Information for your own purposes or for the benefit of any person, firm, association or corporation (except the Business) and you shall use your reasonable best efforts to prevent the disclosure of any such Confidential Information by others. All records, memoranda, letters, books, papers, reports, customer lists, accountings or other data, and other records and documents containing Confidential Information, whether made by you or otherwise coming into your possession, are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and you agree, on termination of your employment, that you will not retain or make copies of any such documents containing Confidential Information and, on demand of the Company, to deliver the same to the Company.

     (b) All Confidential Information and all of your interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments developed by you as a result of, or in connection with, your employment shall belong to the Company; and without further compensation, upon the request of the Company, you shall execute any and all assignments or other documents and take any and all such other action as the Company may reasonably request in order to vest in the Company all of your right, title and interest in and to all of foregoing items, free and clear of all liens, charges and encumbrances of any kind.

     Covenant Against Competition. (a) During the period commencing on the effective date of the termination of your employment (regardless of how such termination occurs) and ending on the first (1st) anniversary of such effective date of termination of your employment (the "Restrictive Period"), you agree, by execution of this letter, that you will not, without express prior written approval of the Board, as evidenced by a resolution of the Board, directly or indirectly, for yourself or on behalf of or in conjunction with, any other person, company, partnership, corporation or business of whatever nature, own or hold any proprietary interest in, or be employed by or receive remuneration from, or engage as an officer, director or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative of, any corporation, partnership, sole proprietorship or other entity engaged in "direct competition" with the Business of the Company or any of its subsidiaries or affiliates, or any of their successors or assigns, at the time of such termination of employment (a "Competitor"), in the "Territory", other than severance-type or retirement-type benefits from entities constituting your prior employers. An entity or person that is in "direct competition" with the Company is one whose principal business is the same as the principal business of the Company at the time (currently a provider of computer and document output and distribution services). By way of example and not in limitation, your prior employer, Bowne, would be deemed a financial printer and therefore not a direct competitor. You agree that during such Restrictive Period you will not solicit for yourself or for the account of any Competitor, any customer or client of the Company or its subsidiaries or affiliates, or any of their successors or assigns, or any entity or individual that was such a customer or client during the one year period immediately preceding the termination of your employment.

     In addition, during such Restrictive Period you agree not to act on behalf of yourself or any Competitor to interfere with the relationship between the Company or its subsidiaries or affiliates, or any of their successors or assigns, and their employees, independent contractors, customers or suppliers. You also agree during such Restrictive Period not to hire an employee of the Company or any of its subsidiaries or affiliates, or any of their successors or assigns, or induce any such employee to leave such employment.

     For purposes of this letter, "Territory" shall mean an area within 100 miles of any place of business, office, warehouse or other facility where the Company, or any of its affiliates or subsidiaries, or any of their successors or assigns, then conducts business.

     For purposes of the preceding paragraphs, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholding or otherwise, of an equity interest in a business, firm or entity other than ownership of less than two (2%) percent of any class of equity interest in a publicly held business, firm or entity and (ii) an entity shall be considered to be "engaged in competition" if such entity is, or is a holding company for, a company engaged in any aspect of the Business or providing any other services competitive with the business then being conducted by the Company and/or its subsidiaries and/or affiliates, or any of their successors or assigns, at the date of termination of your employment, in the Territory.

     (b) You acknowledge the reasonableness of the restrictions contained herein. You acknowledge that the Company and its subsidiaries and affiliates, and their successors and assigns, would be irreparably injured in a manner not adequately compensated by money damages by a breach or violation (or threatened breach or violation) of the provisions of this covenant by you. Therefore, in the event of any such breach or violation (or threatened breach or violation), in addition to all other rights and remedies which the Company may have, whether at law or in equity, the Company and its successors and assigns shall be entitled to obtain injunctive or other equitable relief against you without the need to post bond or other security in connection therewith and you hereby consent to the entry of an order for such injunctive or other equitable relief.

     (c) If any court determines that the provisions of this covenant, or any part hereof, is unenforceable because of the duration or geographic scope of such provisions, such court shall have the power to reduce the duration or scope of such provisions, as the case may be, so that, as so reduced, such provisions are then enforceable to the maximum extent permitted by applicable law.

     Change in Control. (a) In the event of a pending Change in Control (as defined below), with respect to which you have not received, at least ten (10) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control, written notice from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to retain you as Chief Operating Officer, you shall be entitled to receive severance pay of $300,000 if the Change of Control occurs during the first 12 months after the date your employment commences or $200,000 if the Change of Control occurs after such first 12 months, in either case in one lump sum payment upon termination of your employment following such a Change in Control.

     (b) In the event of any pending Change in Control, you may, at your sole discretion, elect to terminate your employment by providing written notice to the Company at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, you shall also be entitled to receive $200,000 as severance pay in one lump sum unless you are otherwise entitled to payment under paragraph (a) above.

     (c) A "Change in Control" shall be deemed to have occurred if:

     (i) Any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company;

     (ii) The individuals (A) who, as of the date hereof (the "Commencement Date") constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors") or (C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board;

     (iii) The stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

     (iv) The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e. 50% or more in value of the total assets of the Company).

     This Agreement shall be construed in accordance with the laws of the State of New Jersey, without consideration of its choice of law rules.

     Any dispute arising out of this Agreement involving compensation issues shall be subject to arbitration in Northern New Jersey in accordance with the rules of the American Arbitration Association then in effect. Any award rendered in arbitration may be confirmed in any court having jurisdiction thereof. The foregoing shall not impair nor affect in any way the Company's absolute right to avail itself of the courts having jurisdiction to bring an action seeking, in whole or in part, injunctive relief or specific enforcement with respect to the confidentiality provisions of this Agreement or the covenant against competition.

     This Agreement shall be binding upon the parties and their successors and assigns.

     Brendan, I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at Vestcom has made any other representation to you. Your employment would then commence on or about October 6, 1997. Vestcom welcomes you to the management team and looks forward to a mutually successful relationship.

                                                Sincerely,


                                                /s/Joel Cartun
                                                   Joel Cartun, President

Accepted:

/s/Brendan Keating
Brendan Keating

Date:  September 29, 1997